Exhibit 99.1

Spine Pain Management, Inc. Changes Name to Spine Injury Solutions, Inc.

HOUSTON, Oct. 7, 2015 -- Spine Pain Management, Inc. (OTCQB: SPIN), a technology-driven, medical service, device and healthcare solution company servicing the multi-billion dollar spine injury sector, today announced that it has changed its name to Spine Injury Solutions, Inc. to better reflect its role in the healthcare market and its evolution into a multidimensional enterprise involved in financial services, technology, marketing, management, billing, and collections.  The company’s common stock will continue to trade under the ticker symbol “SPIN.”

“I am excited about the new name, as I believe it more accurately tells our story and embodies what we do,” said William Donovan M.D., the Chairman and Chief Executive Officer.  “Underwriting necessary and appropriate treatment procedures for musculo-skeletal spine injuries performed by healthcare providers will continue to be one of our main focuses, but we have become more involved in other activities, including the advancement of our Quad Video Halo technology.  The new name better communicates our strategic direction.”

About Spine Injury Solutions, Inc:

We are a medical services and technology company facilitating diagnostic services for patients who have sustained spine injuries resulting from traumatic accidents. We deliver turnkey solutions to spine surgeons, orthopedic surgeons and other healthcare providers that provide necessary and appropriate treatment of musculo-skeletal spine injuries resulting from automobile and work-related accidents. Our care management services help reduce the financial burden on healthcare providers that provide patients with early-stage diagnostic testing and non-invasive surgical care, preventing many patients from being unnecessarily delayed or inhibited from obtaining needed treatment. We believe that our services and technology brings strong transparency and impartiality to all parties involved in the settlement of patient cases.

Additional information about the company, along with a video replay of most recent Investor Conference Call can be found at its website at www.spinepaininc.com.

About Quad Video HALO, Inc.:

In addition, we are the owners and developers of the Patented Quad Video HALO™, a Highly Scalable Video Integrated Operating Room Technology that Meets the Demands of Medical Practices and Major Hospital Systems using the latest Tele-Medicine hardware/software advancement in providing video transparency to both Invasive and Minimally Invasive medical procedures.

Additional information about QVH, can be found at its website at www.QuadVideoHalo.com

Forward-Looking Statements: This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, healthcare services demands, changes in healthcare practices, government regulation, and other factors over which the company has little or no control. The company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the company's recent filings with the SEC.

Company Contact:
William F. Donovan, M.D.
Chairman, President & CEO
Spine Injury Solutions, Inc.
(713) 521-4220